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InSite Vision Claims PTV Sciences Misrepresents Facts

Urges Stockholders to Support Board Nominees

Alameda, Calif., Sept. 20, 2008 - InSite Vision Incorporated (AMEX:ISV) today announced that PTV Sciences misrepresented the facts in a press release regarding the recent settlement negotiations to end their ongoing proxy contest.

The company asserts that PTV Sciences has again misled stockholders by stating only part of the truth.  While PTV Sciences did agree to accept minority representation on the Board, they misrepresented the negotiations regarding the on-going role of Dr. Chandrasekaran.

As of Thursday evening, September 18, the company was told that agreements were close to final and that documents would be sent by PTV’s attorney early Friday morning, September 19, for final review.  Instead, PTV communicated on Friday morning that a computer malfunction prevented their attorney from sending the document.  Nothing more was heard from PTV until late afternoon when they spoke with one of InSite’s Board members saying that negotiations had ended. Their motivations are not clear to us but clearly they would appear to be something other than enhancing shareholder value - why else would they bail out of settlement negotiations that had been going on night and day for 8 days when there was only one major issue left on the table?  Moreover, PTV never provided the company with a “last and final” offer nor otherwise indicated that negotiations were in jeopardy.  Your company has approximately $50 million in cash. Stockholders may want to ask PTV if it is going to use this to bail out one of their failing investments?

The Board was always willing to negotiate, but PTV once again changed their demands each time an agreement was reached to their previously-stated terms.  This brings into question PTV’s good faith in the negotiations and their actual commitment to any real compromise, which would have reduced the possibility of major employee defections and destabilizing the company leading to a diminishment of stockholder value.

The company maintains that PTV Sciences is using this process to take control of InSite Vision by nominating a slate of hand-picked candidates at this year's annual meeting of stockholders without offering (i) to pay stockholders a change of control premium and (ii) to provide any new plans other than those we either have already implemented or are considering.  Abrupt transition to a new board and management threatens established timelines and growth of shareholder value which would come from the successful implementation of current programs underway.

All stockholders are encouraged to closely evaluate PTV’s actions and question the quality and intentions of their actions.  Vote the WHITE proxy card in favor of the InSite Board of Directors at the annual meeting to be held Monday, September 22, 2008 at 10:00 a.m., Pacific Daylight Time at the company’s headquarters in Alameda, CA.

Important Information
On August 11, 2008, InSite Vision Incorporated filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with InSite Vision’s 2008 Annual Meeting of Stockholders.  InSite Vision’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information.  InSite Vision’s proxy statement and any other materials filed by InSite Vision with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or from InSite Vision at http://www.insitevision.com.  InSite Vision’s definitive proxy statement and other materials will also be available by writing to InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501 or by contacting the company’s proxy solicitor, D.F. King & Co., Inc. by toll-free telephone at 1-800-578-5378.

All stockholders are encouraged to submit a WHITE Proxy and voting instructions over the Internet, by telephone, or U.S. mail.  The prompt return of a WHITE Proxy and voting instructions will assist InSite Vision in preparing for the Annual Meeting.

If you have any questions about voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-578-5378.

About InSite Vision
InSite Vision develops novel ocular pharmaceutical products using its DuraSite® bioadhesive polymer core technology to enable topical delivery and sustained release of existing drug molecules for reduced frequency of treatment and improved efficacy.  By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic available to the United States ophthalmic market, AzaSite® (azithromycin ophthalmic solution) 1%, launched by Inspire Pharmaceuticals in the United States in August 2007 for the treatment of bacterial conjunctivitis (pink eye).  In addition, InSite has signed licensing and distribution agreements with Shin Poong Pharm in South Korea; Bioceutica, Inc. for four countries in South America; Biem, for Turkey; and Essex for China, and is seeking other international partners for commercialization and distribution of AzaSite.

InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include ISV-502 in Phase 3 pivotal trials as a product candidate directed at treating eye and eye lid infections and inflammation, currently an unmet need.  The Company is also developing AzaSite Xtra, a product designed to assist in penetrating international markets.  In addition, the Company is investigating other product and collaboration opportunities with both the DuraSite-azithromycin platform and/or with DuraSite and other molecules.  Additional information is available about the company at:  http://www.insitevision.com.
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Contact:  Joyce Strand (510) 747-1220